Exhibit 10.13.2

Stephen Hood

By email

5 April 2019

Dear Stephen,

Further to your discussion with your Manager, Dmitry Kozko, I would like to confirm your change in role. Your new position is that of President of Motorsport Games with an increased salary of £145,000 per annum. These changes took effect on 1 April 2019 and will be reflected in your April 2019 payroll.

All other terms and conditions of your employment remain unchanged.

Please sign and return a copy of this letter to HR within the next 7 days as acknowledgement of this amendment to your contract.

Your sincerely

/s/ Harriet Ellis

Harriet Ellis
HR Manager

I, Stephen Hood, agree to the above amendment.

Signed:	/s/ Stephen Hood

Date:	4/15/2019